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                                                                    EXHIBIT 12.1

                     SOLECTRON CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                        (In thousands, except ratio data)

                                                                     Year Ended August 31,
                                               ----------------------------------------------------------------
                                                 1995           1996          1997          1998         1999
                                               --------       --------      --------      --------     --------
Earnings:
  Income before income taxes                   $140,400       $212,800      $307,200      $374,200     $511,100
  Fixed charges                                  16,500         22,300        34,400        36,300       63,400
  Add amortization of previously capitalized
    interest                                         --             --            --           200          800
  Less capitalized interest                          --             --            --        (1,700)      (3,200)
                                               --------       --------      --------      --------     --------
                                               $156,900       $235,100      $341,600      $409,000     $572,100
                                               ========       ========      ========      ========     ========

Fixed charges:
  Interest portion of
    annual rent expense(1)                     $  6,200       $  6,300      $  7,600      $  9,800     $ 23,800
  Interest expense                               10,300         16,000        26,800        24,800       36,400
  Capitalized interest                               --             --            --         1,700        3,200
                                               --------       --------      --------      --------     --------
                                               $ 16,500       $ 22,300      $ 34,400      $ 36,300     $ 63,400
                                               ========       ========      ========      ========     ========

Earnings to fixed charges ratio                    9.51x         10.54x         9.93x        11.27x        9.02x


                                                     Six Months Ended
                                                  ---------------------------
                                                   February 28,  February 29,
                                                      1999          2000
                                                  -------------  ------------
Earnings:
  Income before income taxes                        $227,000      $313,900
  Fixed charges                                       29,300        38,150
  Add amortization of previously capitalized
    interest                                             300           500
  Less capitalized interest                           (2,400)         (600)
                                                    --------      --------
                                                    $254,200      $351,950
                                                    ========      ========
Fixed charges:
  Interest portion of
    annual rent expense(1)                          $ 11,900      $ 15,350
  Interest expense                                    15,000        22,200
  Capitalized interest                                 2,400           600
                                                    --------      --------
                                                    $ 29,300      $ 38,150
                                                    ========      ========

Earnings to fixed charges ratio                         8.68x         9.23x

(1) Includes total annual rent expense of certain facilities in Milpitas, California and appropriate internal portion of the annual rent expense for all other facilities and equipment which was deemed to be representative of the interest factor in rent expense.